Exhibit 10.24

FY10 EXECUTIVE PERFORMANCE BONUS PLAN

Plan Summary

The 2010 Executive Performance Bonus Plan (the “Plan”) is intended to motivate senior executives to achieve short-term and long-term corporate objectives by providing a competitive bonus for target performance and the appropriate upside opportunity to reward outstanding performance.

The Executive Management Bonus Plan is structured to provide an incentive to management for performance against the Board of Directors approved Annual Operating Plan. The total incentive opportunity is expressed as a percentage of the manager’s base salary as approved by the Board of Directors, and is divided into 3 discrete components; Revenue, Adjusted Operating Income and a Board discretionary award.

Plan Period

This Plan is effective for the fiscal year period from January 3, 2010 through January 1, 2011.

Eligible Positions

The Company’s Chief Executive Officer (CEO), Chief Operating Officer (COO) and the Chief Financial Officer (CFO) are eligible to participate in the Plan.

Program Payments

Bonus payments, based on performance during the Plan Period, will be paid within 90 days following January 1, 2011. Bonus calculations are based on paid base salary for the applicable Plan Period. Paid base salary does not include relocation allowances and reimbursements, tuition reimbursements, car/transportation allowances, expatriate allowances, commissions, long-term disability payments, or bonuses paid during the fiscal year. A participant must be a regular, active employee of the Company on the date of the payout in order to receive payment.

Target Bonus at Annual 100% Operating Plan Achievement

Target bonuses are established as follows; CEO, 60%, COO, 60% and CFO 50% as a percent of base salary for each Plan participant.

Discretionary Performance and Determination of Executive Bonus Payments

Each individual Executive’s actual bonus payment amount will be based on achievement against three discrete components; Revenue, Adjusted Operating Income and a Board discretionary award. The discretionary component and final bonus payments for each Plan participant, with the exception of the CEO, will be recommended by the CEO and reviewed and approved by the Compensation Committee. The Discretionary component and final bonus for the CEO will be determined by the company’s Board of Directors.

Bonus Calculation

A description of the basis, components and scaling factor against performance follows.

Weighting of Target Bonuses

40% of Target Bonus based on Actual Revenue to Plan

40% of Target Bonus based on Actual Adjusted Operating Income to Plan

20% of Target Bonus Board Discretionary Award

Bonus Determination Summary

AT PLAN: Executives will receive 80% of their Target Bonus (40% for revenues and 40% for adjusted operating income). The final 20% is a discretionary component to be determined by the Board of Directors. Each element, (i.e. Revenue, Adjusted Operating Income, and Discretionary Award) of the bonus objective will be treated independently. Maximum award under this Plan will be 3 times the Target Bonus for each element excluding the discretionary award which remains capped at 20% of the total Bonus Target Percentage.

ABOVE PLAN: Bonus for Revenues versus plan will increment 5% of target for every 1% percent above plan, up to a maximum of 120%. Bonus for Adjusted Operating Income will increment 10% of target for every 1% above plan, up to a maximum of 120%.

BELOW PLAN: Bonus award for Revenues versus plan will decrement 1% for every 1% percent below plan, down to 80% of plan. No portion of the Revenue component of the bonus opportunity will be awarded for Revenues below 80% of plan. Bonus award for Adjusted Operating Income will decrement 0.5% for every 1% below plan, down to 60% of plan. No portion of the Adjusted Operating Income bonus opportunity will be awarded below 60% of plan.

Plan Maximum: The Plan limits the bonus opportunities at 3 times the target bonus percentage for each; the Revenue and Adjusted Operating Income Components.

Summary Table of Bonus Calculation for Revenue and Adjusted Operating Income

Performance to Plan	<60%	60%	70%	80%	90%	100%	105%	110%	115%
Revenue Component of Targeted Bonus %	0%	0%	0%	20%	30%	40%	65%	90%	115%
Adj. Operating Component of Targeted Bonus %	0%	20%	25%	30%	35%	40%	90%	120%	120%

General Provisions

The Compensation Committee (or the independent members of the Company’s Board of Directors, within the meaning set forth in Section 162(m) (the “Independent Directors”)) shall be the Plan Administrator. The Compensation Committee (or the Independent Directors) shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan.

This Plan shall be construed, administered and enforced by the Compensation Committee (or the Independent Directors), in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Compensation Committee (or the Independent Directors) may at any time alter, amend or terminate the Plan, subject to the requirements of Section 162(m).